The Doney Law Firm Securities & Corporate Law	Scott P. Doney, Esq. 3651 Lindell Rd Ste D121 Las Vegas, NV 89103 702.982.5686 scott@doneylawfirm.com

July 2, 2026

Alaunos Therapeutics, Inc.

501 E. Las Olas Blvd., Suite 300

Fort Lauderdale, FL 33301

Re: Registration Statement on Form S-8 – Alaunos Therapeutics, Inc. 2020 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Alaunos Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of an additional 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Alaunos Therapeutics, Inc. 2020 Equity Incentive Plan, as amended (including the amendment approved by the Company’s stockholders on July 3, 2025) (the “Plan”).

In connection with this opinion, we have examined such documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have also assumed that the consideration to be received by the Company for the issuance of the Shares will be at least equal to the par value thereof.

As to certain factual matters relevant to this opinion, we have relied upon certificates and other assurances of officers and other representatives of the Company and upon certificates of public officials. We have not independently verified the accuracy of any such factual matters.

Based upon the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company. When the Shares are issued and delivered in accordance with the terms and conditions of the Plan and upon payment of the consideration therefor as provided in the Plan (or, in the case of awards that do not require payment of consideration, upon issuance in accordance with the terms of the applicable award agreement), the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion with respect to the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any jurisdiction.

This opinion is rendered as of the date first written above and is based on our review of the documents and matters of law as they exist on such date. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” or similar caption in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The Doney Law Firm

_________________

Scott Doney, Esq.